Exhibit 10

[FORM]

LIZ CLAIBORNE

LONG TERM PERFORMANCE PLAN

SELECTIVE PERFORMANCE AWARD

TO

[EXECUTIVE NAME]

Award Date	Award Period

[$100%]
Total Target Value

$[25%]	$[25%]	$[50%]
Target Value of the EPS Growth Component	Target Value of the ROIC Component	Target Value of the Relative TSR Component

We are pleased to inform you that, pursuant to the Company’s Long Term Performance Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Liz Claiborne, Inc. (the “Company”), has made an award to you as hereinafter set forth (the “Award”) under the Plan as of the award date specified above (the “Award Date”). The Plan is incorporated by reference in this Agreement and made a part hereof. Under the Award, you shall be entitled to receive a cash payment (the “Award Payment”) in the amount and at the times set forth below. This Award is in consideration for and subject to compliance with the Restrictive Covenants established by the Committee and set forth in Paragraph 8 hereof.

1.	Award Payment.

(a)          Amount of Award Payment. Subject to the further provisions of this Agreement, the Award Payment shall equal the product of the Payout Percentage set forth on Schedule A and the applicable Target Value. The maximum Award Payment under this Agreement is equal to 200% of the total Target Value.

(b)          Target Values. The Target Value of the Award consists of three components: (i) Earnings per Share Growth, as specified above, representing 25% of the total Target Value (the “EPS Growth Value”), (ii) Average Three-Year Return on Invested Capital, as specified above, representing 25% of the total Target Value (the “ROIC Value”) and (iii) Relative Total Shareholder Return (“Relative TSR”), as specified above, representing 50% of the total Target Value

(the “TSR Value”). Schedule A includes a Payout Percentage corresponding to each Target Value.

(c)          Application of Payout Percentages. In the computation of the Payout Percentages pursuant to Schedule A, (A) if the ROIC Value, EPS Growth Value and/or Relative TSR, as the case may be, are less than the minimum thresholds set forth on Schedule A, the applicable Payout Percentage for such component or components shall be zero, and (B) if the ROIC Value and/or the EPS Growth Value, as the case may be, are in between performance levels set forth on Schedule A, the applicable Payout Percentage shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the amounts actually attained.

2.	EPS Growth Value.

(a)          “Earnings Per Share (EPS) Growth” means the compound annual growth rate implied when Cumulative EPS is compared to the base year (the year before Award Period begins) EPS [and is calculated by computing the internal rate of return (IRR) on the following series of net income or EPS flows:

period 1	(base year Net Income or EPS)
period 2	(base year Net Income or EPS)
period 3	(base year Net Income or EPS)
period 4	(Cumulative Net Income or EPS)

(b)          “Earnings Per Share” means, for any given year, the diluted earnings (or loss) per share of the Company for such year, as determined by the Company in accordance with generally accepted accounting principles for inclusion in the Company’s annual audited financial statements, provided, however, that EPS for 2004 and 2005 shall be computed as if Financial Accounting Standards Board Statement No. 123R had been in effect as of January 1, 2004.

(c)          “Cumulative EPS” means, for the Award Period, the sum of the Company’s Earnings Per Share for every year during the Award Period.

3.	ROIC Value.

(a)          “Average Three-Year Return on Invested Capital” means, for the Award Period, the average annual net income divided by the average of each fiscal year beginning and fiscal year 2007 ending equity plus long-term debt, as follows:

                                                               (2005 net income + 2006 net income + 2007 net income) / 3

[ (Beginning FY05 Equity + LTDebt) + (Beginning FY06 Equity + LTDebt) + (Beginning FY07 Equity + LTDebt) +(Ending FY07 Equity + LTDebt)] / 4

4.	TSR Value.

(a)          The TSR Value represents a comparison of the LIZ TSR to the Peer Companies’ TSR, by listing the Peer Companies’ TSR in order of performance and determining how the LIZ TSR compares to the Peer Companies’ TSR.

(b)          “LIZ Total Shareholder Return (LIZ TSR)” means the compound annual growth rate, expressed as a percentage with one decimal point, in the value of a share of common stock in the Company due to stock appreciation and dividends, assuming dividends are reinvested, during the Award Period. For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices on the New York Stock Exchange Composite Transaction Tape for the trading days in the month of December immediately preceding the beginning of the Award Period; and, the “Ending Stock Price” shall mean the average closing sales prices on the New York Stock Exchange Composite Transaction Tape for the trading days in the month of December immediately preceding the end of the Award Period. The LIZ TSR is calculated as follows:

(	Ending Stock Price + value of dividends paid and reinvested during the Award Period Beginning Stock Price	)	(1/3)	-1

(c)          “Peer Company Total Shareholder Return (Peer CO TSR)” means the compound annual growth rate, expressed as a percentage with one decimal point, in the value of each of the Peer Companies during the Award Period. It is calculated in a manner consistent with the calculation of the LIZ TSR from information publicly reported. The Peer Companies are the companies listed on Schedule B, provided that if any company so designated is merged into or consolidated with, or is acquired by, another entity after the date hereof, such company shall no longer be included as a Peer Company as of the date of the consummation of such merger, consolidation or acquisition; and provided, however, that if any company enters into a bankruptcy reorganization or liquidation after the date thereof, such company’s Final Value shall be $0.00 for all purposes hereunder.

5.	Adjustments to Target Values.

(a)          In the event of the sale, disposition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business during the Award Period, if the Committee shall determine that such an event equitably requires a downward adjustment in the Target Values under this Award, on the grounds that any such event would produce an unreasonably high Award Payment, such equitable adjustment will be made by the Committee. Any such determination by the Committee under this Paragraph 5(a) shall be final, binding and conclusive.

(b)          In the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the LIZ TSR, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee under this Paragraph 5(b) shall be final, binding and conclusive.

6.	Payment of Award.

(a)          As soon as reasonable after the last day of the Award Period, the Committee shall determine the Award Payment. The Committee shall certify in writing each of the Payout Percentages and the amount of the Award Payment, which certification may be in the form of minutes of the applicable Committee meetings.

(b)          If the Committee determines that the Award Payment is zero, this Award will be canceled. If the Committee determines that there is a Award Payment, 50% of the Award Payment, if any, shall become payable to you in cash, common shares of the Company, or other property, or any combination thereof, on March 15, 2008 (or at such other time or times as the Committee may determine as provided in Paragraph 7 below) (the “Payment Date”). The remaining 50% of the Award Payment shall become payable to you in cash, common shares of the Company, or other property or any combination thereof, on March 16, 2009.

(c)          The total Target Value, any of the component Target Values or the Award Payment may be reduced by the Committee in its sole discretion.

7.	Termination of Employment

(a)          Except as set forth in the further provisions of this Paragraph 7, if your employment terminates for any reason prior to a Payment Date, this Award shall be terminated and you shall not receive any Award Payment not yet made.

(b)          Death, Disability or Retirement. If, more than 18 months after the Grant Date but before the completion of the Award Period, you terminate employment due to your death, disability or retirement, you will be entitled to that proportion of the Award Payment, computed as set forth in this Agreement, as the number of full months which have elapsed between January 1, 2005 and the end of the month in which your termination of employment by reason of death or such disability occurs (not to exceed 36) bears to 36. The Award Payment shall be paid pursuant to the provisions of Paragraph 6. If you terminate employment due to your death, disability or retirement after the completion of the Award Period, you shall be entitled to payment of the Award Payment as if you had not terminated employment, to be paid pursuant to the provisions of Paragraph 6.

(c)          Involuntary Termination After the Award Period. If, after the completion of the Award Period, your employment is terminated by the Company without Cause or you terminate your employment with Good Reason, you shall be entitled to payment of the Award Payment as if you had not terminated employment, to be paid pursuant to the provisions of Paragraph 6.

(d)	For purposes of this Agreement:
(i)

“Retirement” means your termination of employment, other than a termination for Cause, on or after: (a) your 65th birthday, (b) the date on which you have attained age 60 and completed at least six years of service with the Company or (c) on or after you have completed at least 20 years of service.

(ii)

“Disability” means any physical or mental condition that would qualify you for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents you from performing the essential functions of the grantee’s position (with or without reasonable accommodation) for a period of six consecutive months.

(iii)	“Cause” has the meaning given such term in the Liz Claiborne, Inc. 2005 Stock Incentive Plan.
(iv)

“Good Reason” means (a) your being assigned duties inconsistent with your position at the applicable date, without your consent, (b) the Company’s moving its principal executive offices by more than 20 miles if such move increases your commuting distance by more than 20 miles, (c) a material reduction in your base salary, or (d) a material breach by the Company of any of its material obligations under any employment agreement between you and the Company then in effect. A termination only shall be deemed to be for Good Reason if you give the Company written notice of the event constituting Good Reason within 180 days of your first knowing of the event and the Company fails to cure the event within 20 days of receipt of such notice.

(e)          Whether and as of what date your employment with the Company shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.

(f)           In the event that payment of the Award Payment takes place after your death, the payment shall be made to the representative of your estate.

8.	Restrictive Covenants.

(a)          You acknowledge and agree (i) that the services to be rendered by you for the Company and/or any of its subsidiaries and affiliated companies and ventures from time to time (the “Claiborne Group”) are of a special, unique, extraordinary and personal character, (ii) that you have and will continue to develop a personal acquaintance and relationship with one or more of the Claiborne Group’s customers, employees, suppliers and independent contractors, which may constitute the Claiborne Group’s primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that you will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Claiborne Group’s products. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that in consideration of the granting of the Award you make the covenants contained in this Paragraph 8.

(b)          You agree that, while you are employed by the Claiborne Group and for a period of 6 months following the termination of your employment with the Claiborne Group, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Paragraph 8(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Paragraph 8(b), the term “Competing Business” shall mean a business identified as such on Schedule C to this Agreement.

(c)          The provisions of this Paragraph 8 shall survive the termination of this Agreement and the termination of your employment period with the Claiborne Group, provided, however, that that the provisions of Paragraph 8(b) shall terminate upon your termination of employment by the Claiborne Group without Cause or by you for Good Reason.

9.            Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you as of any of the provisions of Paragraph 8 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Paragraph 8, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

10.          Tax Withholding and Furnishing of Information. There shall be withheld from the Award Payment such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award Payment. It shall be a condition to the obligation of the Company to make the Award Payment that you (or those claiming under or through you) promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

11.          Rights Not Assignable. Except as otherwise determined by the Committee in its sole discretion, your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, other than pursuant to Paragraph 7(e) hereof. If you (or those claiming under or through you) attempt to violate this Paragraph 11, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to you (or those claiming under or through you) hereunder shall terminate.

12.          Administration. Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you. By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

13.          Miscellaneous. Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with. In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the Claiborne Group. Notwithstanding anything herein to the contrary, neither the Claiborne Group nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Claiborne Group, despite the fact that any such action or decision may adversely affect in any way whatsoever Earnings Per Share, ROIC or any other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

14.          Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

LIZ CLAIBORNE

By the Compensation Committee of

the Board of Directors:

[Members]

By:

Authorized Signature
Name:

Attested to:

Name:

Consented and Agreed to:

[Executive Name]

Schedule A

EPS Growth (25%)			ROIC (25%)			Relative TSR (50%)
Performance		Payout	Performance		Payout	Performance		Payout
Threshold	4.0%	50%	Threshold	10.0%	50%	Threshold	Top 11	50%
	7.8%	75%		11.2%	75%		Top 10	62.5%
	10.0%	90%		11.9%	90%		Top 9	75%
Target	10.5%	100%	Target	12.4%	100%		Top 8	87.5%
	11.5%	125%		12.9%	125%	Target	Top 7	100%
	12.5%	150%		13.4%	150%		Top 6	125%
	15.0%	175%		13.9%	175%		Top 5	150%
Maximum	17.0%	200%	Maximum	14.4%	200%		Top 4	175%
						Maximum	Top 3	200%

Schedule B

LIZ CLAIBORNE INC Peer Group List

ABERCROMBIE & FITCH -CL A

ANNTAYLOR STORES CORP

COACH INC

DILLARDS INC -CL A

FEDERATED DEPT STORES

GAP INC

JONES APPAREL GROUP INC

KELLWOOD CO

LIMITED BRANDS INC

MAY DEPARTMENT STORES CO

NEIMAN-MARCUS GROUP INC

NIKE INC -CL B

NORDSTROM INC

PHILLIPS-VAN HEUSEN

POLO RALPH LAUREN CP -CL A

QUIKSILVER INC

RUSSELL CORP

SAKS INC

TALBOTS INC

TIFFANY & CO

TOMMY HILFIGER CORP

VF CORP

Schedule C

Polo Ralph Lauren Corporation

Jones Apparel Group, Inc.

Tommy Hilfiger Corporation